Exhibit 10.D
JOHNSON CONTROLS, INC.
DEFERRED COMPENSATION PLAN FOR CERTAIN DIRECTORS
ARTICLE 1.
PURPOSE AND DURATION
     Section 1.1. Purpose. The purpose of the Johnson Controls, Inc. Deferred Compensation Plan for Certain Directors (the “Plan”) is to advance the Company’s growth and success, and to advance the interests of its shareholders, by attracting and retaining well-qualified directors upon whose judgment the Company is largely dependent for the successful conduct of its operations.
     Section 1.2. Duration. The Plan was originally effective on September 25, 1991. The Plan was most recently amended and restated effective January 1, 2005. The Plan shall remain in effect until terminated pursuant to the provisions of Article 9.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
     Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, where the meaning is intended, the initial letter of the word is capitalized:
     (a) “Account” means the record keeping account or accounts maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Administrator may determine to be necessary or appropriate.
     (b) “Act” means the Securities Act of 1933, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Act shall be deemed to include reference to any successor provision thereto.
     (c) “Administrator” means the Employee Benefits Policy Committee of the Company.
     (d) “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c).
     (e) “Beneficiary” means the person(s) or entity(ies) designated by a Participant to be his beneficiary for purposes of this Plan as provided in Section 6.5.
     (f) “Board” means the Board of Directors of the Company.
     (g) “Change of Control” has the meaning ascribed to such term in Section 8.2.

     (h) “Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.
     (i) “Committee” means the Corporate Governance Committee of the Board, which shall consist of not less than two members of the Board, each of whom shall be a non-employee director within the meaning of Rule 16b-3 of the Exchange Act.
     (j) “Company” means Johnson Controls, Inc. and its successors as provided in Section 9.9.
     (k) “Deferral” means the amount credited, in accordance with a Participant’s election, to the Participant’s Account in lieu of the payment in cash or Shares.
     (l) “Exchange Act” means the Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.
     (m) “Fair Market Value” means with respect to a Share, except as otherwise provided herein, the closing sales price of a Share on the New York Stock Exchange as of 4:00 p.m. EST on the date in question (or the immediately preceding trading day if the date in question is not a trading day), and with respect to any other property, such value as is determined by the Administrator.
     (n) “Inimical Conduct” means any act or omission that is inimical to the best interests of the Company or any Affiliate or other, as determined by the Committee in its sole discretion, including but not limited to: (1) divulging at any time any confidential information, technical or otherwise, obtained by a Participant in his capacity as a director, (2) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company or any subsidiary, or (3) refusing to furnish such advisory or consulting services as the Company may reasonably request and as the Participant’s health may permit, provided that such services shall be rendered as an independent contractor and not as an employee and that the Company shall pay reasonable compensation for such services, as well as reimbursement for expenses incurred in connection therewith.
     (o) “Investment Options” means the investment options offered under the Johnson Controls Savings and Investment (401k) Plan (excluding the Company stock fund) or any successor plan thereto, the Share Unit Account, and any other alternatives made available by the Administrator, which shall be used for the purpose of measuring hypothetical investment experience attributable to a Participant’s Account.
     (p) “Outside Director” means a member of the Board who is not an officer or employee of the Company or a subsidiary.
     (q) “Participant” means an Outside Director who has elected to make Deferrals hereunder. Where the context so requires, a Participant also means a former director entitled to a benefit hereunder.

     (r) “Separation from Service” means the cessation of service as a Board member, for any reason, provided the cessation of service is a good-faith and complete termination of the relationship with the Company. If, at the time of the cessation of service, the Participant anticipates a significant contractual relationship with the Company as a consultant or becoming an employee, then such cessation of service as a Board member does not constitute a good-faith and complete termination of the relationship with the Company.
     (s) “Share” means a share of common stock of the Company.
     (t) “Share Unit Account” means the account described in Article 7, which is deemed invested in Shares.
     (u) “Share Units” means the hypothetical Shares that are credited to the Share Unit Accounts in accordance with Article 7.
     (v) “Unforeseeable Emergency” means a severe financial hardship of the Participant, resulting from any of the following:
(1) an illness or accident of the Participant, his or her spouse or dependent (as defined in Code Section 152(a));
(2) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or
(3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Administrator.
     (w) “Valuation Date” means each day when the United States financial markets are open for business, as of which the Administrator will determine the value of each Account and will make allocations to Accounts.
     Section 2.2. Construction. Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.
     Section 2.3. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3.
PARTICIPATION
          Each Outside Director shall be eligible to become a Participant on the date the individual is first elected to become an Outside Director.
ARTICLE 4.
DEFERRED COMPENSATION
     Section 4.1. Deferral Election. An Outside Director may elect, prior to the beginning of each calendar year, to defer all or any part of his compensation as a director which is paid by the Company (in cash or Shares) in the following year. As of the first day of the calendar year for which the election is made, the Participant’s deferral election shall be irrevocable except as provided in Section 4.2. A Participant who fails to complete a new election for any calendar year shall be deemed to have elected to continue his most recent election in effect without change.
In the first year an Outside Director is elected to the Board, such individual may elect, within the first thirty (30) days after being elected, to defer all or any portion of his compensation as a director which is otherwise payable by the Company for services provided after the first day of the calendar quarter that follows the date of the election. The election in effect as of the last day of the thirty (30) day election period shall be irrevocable for the remainder of the Plan Year, except as provided in Section 4.2.
Any such compensation deferred pursuant to a valid election shall be credited by the Company to the Participant’s Account at the time it would have otherwise been paid to the Participant (whether in cash or Shares).
     Section 4.2. Cancellation of Deferral Elections. If a Participant receives a distribution due to an Unforeseeable Emergency and requests cancellation of his or her deferral election under Section 4.1, or if the Administrator determines that such deferral election must be cancelled in order for the Participant to receive a distribution due to an Unforeseeable Emergency, then the Participant’s deferral election(s) shall be cancelled. A Participant whose deferral election is cancelled pursuant to this Section 4.2 may make a new deferral election under Sections 4.1 with respect to future fees, unless otherwise prohibited by the Administrator.
     Section 4.3. Administration of Deferral Elections. All deferral elections must be made in the form and manner and within such time periods as the Administrator prescribes in order to be effective.
ARTICLE 5. HYPOTHETICAL INVESTMENT OPTIONS
     Section 5.1. Investment Election. Amounts credited to a Participant’s Account shall reflect the investment experience of the Investment Options selected by the Participant; provided that any deferral of Shares shall automatically be deemed invested in the Share Unit Account. The Participant may make an initial investment election at the time of enrollment in the Plan in whole increments of one percent (1%). A Participant may also elect to reallocate his or her Account, and may elect to allocate any future Deferrals, among the various Investment Options in whole increments of one percent (1%) from time to time as prescribed by the Administrator; provided that any deferral of Shares shall not be eligible for re-allocation out of the Share Unit Account. Such investment elections shall remain in effect until changed by the Participant. All investment elections shall become effective as soon as practicable after receipt of such election by the Administrator or its designee, and must be made in the form and manner and within such time periods as the Administrator prescribes in order to be effective. In the absence of an effective election, with respect to Participants who make an initial deferral election on or after October 1, 2006, the Participant’s Account shall be deemed invested in the default fund specified for the Johnson Controls Inc. Savings and Investment (401k) Plan (or any successor plan thereto). For Participants whose initial deferral election was made prior to October 1, 2006, the default fund is the Share Unit Account.
          Deferrals will be deemed invested in an Investment Option as of the date on which the Deferrals would have otherwise been paid to the Participant.
          On each Valuation Date, the Administrator or its designee shall credit the deemed investment experience with respect to the selected Investment Options to each Participant’s Account.
          Notwithstanding anything herein to the contrary, the Company retains the right to allocate actual amounts hereunder without regard to a Participant’s request.
     Section 5.2. Securities Law Restrictions. Notwithstanding anything to the contrary herein, all elections under Article 5 or 6 by a Participant who is subject to Section 16 of the Exchange Act are subject to review by the Administrator prior to implementation. In accordance with Section 9.3, the Administrator may restrict additional transactions, rescind transactions, or impose other rules and procedures, to the extent deemed desirable by the Administrator in order to comply with the Exchange Act, including, without limitation, application of the review and approval provisions of this Section 5.2 to Participants who are not subject to Section 16 of the Exchange Act.
     Section 5.3. Accounts are For Record Keeping Purposes Only. Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of the Company to fund such benefits. In any event, the Company may, in its discretion, set aside assets equal to part or all of such Account balances and invest such assets in Company stock, life insurance or any other investment deemed appropriate. Any such assets, including Company stock, shall be and remain the sole property of the employer that set aside such assets, and a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.
ARTICLE 6.
DISTRIBUTION
     Section 6.1. General. A Participant, at the time he makes an initial Deferral election under the Plan, may elect the form of distribution with respect to his Account. Such election shall be made in such form and manner as the Administrator may prescribe, and shall be irrevocable The election shall specify whether distributions shall be made in a single lump sum or from two (2) to ten (10) annual installments. In the absence of a distribution election, payment shall be made in ten (10) annual installments.
     Section 6.2. Time of Distribution.
     (a) Separation from Service. Upon a Participant’s Separation from Service for any reason, the Participant, or his Beneficiary in the event of his death, shall be entitled to payment of the amount accumulated in such Participant’s Account.
     (b) Earlier Distribution. Notwithstanding the foregoing, a distribution may be made prior to the date specified in subsection (a) as follows:
(1) If an amount deferred under this Plan is required to be included in income under Code Section 409A prior to the date such amount is actually distributed, a Participant shall receive a distribution, in a lump sum as soon as practicable after the date the Plan fails to meet the requirements of Code Section 409A, of the amount required to be included in the Participant’s income as a result of such failure.
(2) If an amount under the Plan is required to be immediately distributed in a lump sum under a domestic relations order within the meaning of Code Section 414(p)(1)(B), it may be distributed according to the terms of such order, provided the Participant holds the Administrator harmless with respect to such distribution. The Plan shall not distribute amounts required to be distributed under a domestic relations order other than in the limited circumstance specifically stated herein.
     Section 6.3. Manner of Distribution. The Participant’s Account shall be paid in cash in the following manner:
     (a) Lump Sum. If payment is to be made in a lump sum, payment shall be made in the first calendar quarter following the calendar quarter in which the Participant’s Separation from Service occurs.
          The lump sum payment shall equal the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date.
     (b) Installments. If payment is to be made in annual installments, the first annual payment shall be made in the first calendar quarter following the calendar quarter in which the Participant’s Separation from Service occurs. The amount of the first annual payment shall equal the value of 1/10th (or 1/9th, 1/8th, 1/7th, etc. depending on the number of installments elected) of the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date.

          All subsequent annual payments shall be made in the first calendar quarter of each subsequent calendar year, and shall be in an amount equal to the value of 1/9th (or 1/8th, 1/7th, 1/6th, etc. depending on the number of installments elected) of the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date. The final annual installment payment shall equal the then remaining balance of such Account as of the Valuation Date preceding such final payment date.
          Notwithstanding the foregoing provisions, if the balance of a Participant’s Account at any distribution date is less than fifty thousand dollars ($50,000) during the payout period, the remaining balance shall be paid in the form of a lump sum on (or as soon as practicable following) such distribution date.
(c) Delay in Payment. Notwithstanding the foregoing, a distribution may be delayed beyond the date it would have otherwise been paid under subsection (a) or (b) in the following circumstances:
(1) If the distribution will violate the terms of a loan agreement or other similar contract to which the Company or an Affiliate, as applicable, is a party, and if any such violation will cause material harm to the Company or Affiliate, the distribution shall be delayed until the first date that a violation will not occur or the violation will not cause material harm to the Company or an Affiliate.
(2) If the distribution will violate the terms of Section 16(b) of the Exchange Act or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.
     Section 6.4. Forfeiture of Distributions. If a Participant engages in Inimical Conduct prior to the distribution of the balance of his Account, the remaining balance of such Account shall be forfeited as of the date the Committee determines the Participant has engaged in Inimical Conduct. The Committee may suspend payments (without liability for interest thereon) pending its determination of whether the Participant has engaged in Inimical Conduct.
     Section 6.5. Distribution of Remaining Account Following Participant’s Death.
     (a) Distribution. In the event of the Participant’s death prior to receiving all payments due hereunder, the balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum as soon as practicable after the Participant’s death.
     (b) Designation of Beneficiary. Each Participant may designate a Beneficiary in such form and manner and within such time periods as the Administrator may prescribe. A Participant can change his beneficiary designation at any time, provided that each beneficiary designation shall revoke the most recent designation, and the last designation received by the Administrator while the Participant is alive shall be given effect. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of distribution, the designation shall vest in the Beneficiary all of the distribution payable after the Participant’s death, and any distributions remaining upon the Beneficiary’s death shall be made to the Beneficiary’s estate. If there is no valid beneficiary designation in effect at the time of the Participant’s death, in the event the Beneficiary does not survive the Participant, or in the event that the beneficiary designation provides that the Beneficiary must be living at the time of each distribution and such designated Beneficiary does not survive to a distribution date, the Participant’s estate will be deemed the Beneficiary and will be entitled to receive payment. If a Participant designates his spouse as a Beneficiary, such beneficiary designation automatically shall become null and void on the date the Administrator receives notice of the Participant’s divorce or legal separation.
     Section 6.6. Distribution in Event of Unforeseeable Emergency. If requested by a Participant while an Outside Director and if the Administrator determines that an Unforeseeable Emergency has occurred, all or part of the Participant’s vested Account may be paid out to the Participant in a cash lump sum. The amount to be distributed to the Participant shall only be such amount as is needed to alleviate the Participant’s Unforeseeable Emergency, including any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship), or by cessation of deferrals under the Plan.
     Section 6.7. Tax Withholding. The Company shall have the right to deduct from any deferral or payment made hereunder, or from any other amount due a Participant, the amount of cash and/or Fair Market Value of Shares sufficient to satisfy the Company’s or Affiliate’s foreign, federal, state or local income tax withholding obligations with respect to such deferral (or vesting thereof) or payment. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Participant’s Account balance shall be reduced by the amount needed to pay the Participant’s portion of such tax.
     Section 6.8. Offset. The Company shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death).
ARTICLE 7.
RULES WITH RESPECT TO SHARE UNITS
     Section 7.1. Valuation of Share Unit Account. When any amounts are to be allocated to a Share Unit Account (whether in the form of Deferrals or amounts that are deemed re-allocated from another Investment Option), such amount shall be converted to whole and fractional Share Units, with fractional units calculated to three decimal places, by dividing the amount to be allocated by the Fair Market Value of a Share on the effective date of such allocation. If any dividends or other distributions are paid on Shares while a Participant has Share Units credited to his Account, such Participant shall be credited with a dividend award equal to the amount of the cash dividend paid or Fair Market Value of other property distributed on one Share, multiplied by the number of Share Units credited to his Share Unit Account on the date the dividend is declared. The dividend award shall be converted into additional Share Units as provided above using the Fair Market Value of a Share on the date the dividend is paid or distributed. Any other provision of this Plan to the contrary notwithstanding, if a dividend is paid on Shares in the form of a right or rights to purchase shares of capital stock of the Company or any entity acquiring the Company, no additional Share Units shall be credited to the Participant’s Share Unit Account with respect to such dividend, but each Share Unit credited to a Participant’s Share Unit Account at the time such dividend is paid, and each Share Unit thereafter credited to the Participant’s Share Unit Account at a time when such rights are attached to Shares, shall thereafter be valued as of any point in time on the basis of the aggregate of the then Fair Market Value of one Share plus the then Fair Market Value of such right or rights then attached to one Share.
     Section 7.2. Transactions Affecting Common Stock. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Company affecting Shares, the Committee may make appropriate equitable adjustments with respect to the Share Units credited to the Share Unit Accounts of each Participant, including without limitation, adjusting the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.
     Section 7.3. No Shareholder Rights With Respect to Share Units. Participants shall have no rights as a stockholder pertaining to Share Units credited to their Accounts. No individual shall have any right to receive a distribution of Company stock under this Plan. All distributions from the Share Unit Account are made in cash.
ARTICLE 8.
SPECIAL RULES APPLICABLE IN THE EVENT OF A CHANGE OF CONTROL OF THE COMPANY
     Section 8.1. Acceleration of Payment of Accounts. Notwithstanding any other provision of this Plan, within 30 days after a Change of Control, each Participant, including Participants receiving installment payments under the Plan, shall be entitled to receive a lump sum payment in cash of all amounts accumulated in such Participant’s Account. Such payment shall be made as soon as practicable following the Change of Control.
          In determining the amount accumulated in a Participant’s Share Unit Account, each Share Unit shall have a value equal to the higher of (a) the highest reported sales price, regular way, of a share of the Company’s common stock on the Composite Tape for New York Stock Exchange Listed Stocks (the “Composite Tape”) during the sixty-day period prior to the date of the Change of Control of the Company and (b) if the Change of Control of the Company is the result of a transaction or series of transactions described in Section 8.2(a), the highest price per Share of the Company paid in such transaction or series of transactions.
     Section 8.2. Definition of a Change of Control. A Change of Control means any of the following events, provided that each such event would constitute a change of control within the meaning of Code Section 409A:

     (a) The acquisition, other than from the Company, by any individual, entity or group of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act), including in connection with a merger, consolidation or reorganization, of more than either:
(1) Fifty percent (50%) of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or
(2) Thirty-five (35%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change in Control of the Company; or
     (b) Individuals who, as of January 1, 2005, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any 12-month period, provided that any individual becoming a director subsequent to January 1, 2005, whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board; or
     (c) A complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition. For purposes hereof, “a sale or other disposition of all or substantially all of the assets of the Company” will not be deemed to have occurred if the sale involves assets having a total gross fair market value of less than forty percent (40%) of the total gross fair market value of all assets of the Company immediately prior to the acquisition. For this purpose, “gross fair market value” means the value of the assets without regard to any liabilities associated with such assets.

     For purposes of this Section 8.2, persons will not be considered to be acting as a “group” solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a “group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in the Company and any other corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in such corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the Company.
ARTICLE 9.
GENERAL PROVISIONS
     Section 9.1. Administration.
     (a) General. The Committee shall have overall authority with respect to administration of the Plan; provided that the Administrator shall have responsibility for the general operation and daily administration of the Plan as specified herein. If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as “non-employee directors”, then the Board shall administer the Plan (with the assistance of the Administrator) and all references herein to the Committee shall be deemed to include the Board. The Committee or Administrator may, in its discretion, delegate any or all of its authority and responsibility; provided that the Committee shall not delegate authority and responsibility with respect to non-ministerial functions that relate to the participation by Participants who are subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised. To the extent of any such delegation, any references herein to the Committee or Administrator, as applicable, shall be deemed references to such delegatee. Interpretation of the Plan shall be within the sole discretion of the Committee or the Administrator with respect to their respective duties hereunder. If any delegatee of the Committee or the Administrator shall also be a Participant or Beneficiary, any determinations affecting the delegatee’s participation in the Plan shall be made by the Committee or Administrator, as applicable.
     (b) Authority and Responsibility. In addition to the authority specifically provided herein, the Committee and the Administrator shall have the discretionary authority to take any action or make any determination it deems necessary for the proper administration of its respective duties under the Plan, including but not limited to: (1) prescribe rules and regulations for the administration of the Plan; (2) prescribe forms for use with respect to the Plan; (3) interpret and apply all of the Plan’s provisions, reconcile inconsistencies or supply omissions in the Plan’s terms; and (4) make appropriate determinations, including factual determinations, and calculations. Any action taken by the Committee shall be controlling over any contrary action of the Administrator. The Committee or Administrator may delegate its ministerial duties to a third party and to the extent of such delegation, references to the Committee or Administrator hereunder shall mean such delegatee.
     (c) Decisions Binding. The Committee’s and the Administrator’s determinations shall be final and binding on all parties with an interest hereunder.

     (d) Procedures for Administration. The Committee’s determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written majority consent, which sets forth the action, is signed by the members of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. The Administrator’s determinations shall be made in accordance with such procedures it establishes.
     (e) Indemnification. Service on the Committee or with the Administrator shall constitute service as a director or officer of the Company so that the Committee and Administrator members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee or Administrator services to the same extent that they are entitled under the Company’s By-laws and Wisconsin law for their services as directors or officers of the Company.
     Section 9.2. Participants Rights Unsecured.
     (a) Unsecured Claim. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of the Company or a subsidiary. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered or transferred, except as permitted under Section 6.5. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by him or his guardian or legal representative.
     (b) Contractual Obligation. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or any subsidiary. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or Beneficiary, or any other person.
     Section 9.3. Amendment or Termination of the Plan.
     (a) Amendment. The Committee may at any time amend the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) Deferrals to be made on or after the amendment date; provided, however, that no amendment may reduce or eliminate any Account balance accrued to the date of such amendment (except as such Account balance may be reduced as a result of investment losses allocable to such Account) without a Participant’s consent except as otherwise specifically provided herein; and provided further that the Board must approve any amendment that expands the class of employees eligible for participation under the Plan, that materially increases the benefits provided hereunder, or , that is required to be approved by the Board by any applicable law or the listing requirements of the national securities exchange upon which the Company’s common stock is then traded. In addition, the Administrator may at any time amend the Plan to make administrative changes and changes necessary to comply with applicable law.

     (b) Termination. The Committee may terminate the Plan in accordance with the following provisions. Upon termination of the Plan, any deferral elections then in effect shall be cancelled.
(1) The Committee may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts accrued under the Plan are distributed to the Participants or Beneficiaries, as applicable, in a single sum payment, regardless of any distribution election then in effect, in the later of: (A) the calendar year in which the Plan termination occurs or (B) the first calendar year in which payment is administratively practicable.
(2) The Committee may terminate the Plan at any time during the period that begins thirty (30) days prior and ends twelve (12) months following a Change of Control, provided that all substantially similar arrangements (within the meaning of Code Section 409A) sponsored by the Company are terminated, so that all participants under similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.
(3) The Committee may terminate the Plan at any other time. In such event, the balance of all Accounts will be distributed to all Participants or Beneficiaries, as applicable, in a single sum payment mo earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of termination, regardless of any distribution election then in effect. This provision shall not be effective unless all other plans required to be aggregated with this Plan under Code Section 409A are also terminated. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within five (5) years following the date of the Plan’s termination, unless any individual who was a Participant under this Plan is excluded from participating thereunder for such five (5) year period.
     Section 9.4. Restrictions to Comply with Applicable Law. All transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee and the Administrator shall administer the Plan so that transactions under the Plan will be exempt from or comply with Section 16 of the Exchange Act, and shall have the right to restrict or rescind any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption or compliance to be met.
     Section 9.5. Administrative Expenses. Costs of establishing and administering the Plan will be paid by the Company.
     Section 9.6. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives.
     Section 9.7. Governing Law; Limitation on Actions; Dispute Resolution.
     (a) Governing Law. This Plan and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin (excluding any choice of law rules that may direct the application of the laws of another jurisdiction).
     (b) Arbitration.
(1) Application. If a Participant or Beneficiary brings a claim that relates to benefits under this Plan, regardless of the basis of the claim, such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
(2) Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitations provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:
Office of General Counsel
Johnson Controls, Inc.
5757 North Green Bay Avenue
P.O. Box 591
Milwaukee, WI 53201-0591
The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.
(3) Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the Participant or Beneficiary must initiate and participate in any complaint resolution procedure identified in the Company’s personnel policies. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any applicable Company complaint resolution procedure has been completed.
(4) Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.
(5) Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.
(6) Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.
(7) Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.

ADDENDUM
SPECIAL TRANSITION RULES
Pursuant to the provisions of Notice 2005-1:
1.	The Company provided each Participant with an opportunity to file a new deferral election by March 15, 2005, with respect to any director fees that had not yet been paid as of the date the election was filed.
2.	The Company provided each Participant with an opportunity to file a new distribution election during calendar year 2005, with respect to his Account. The new distribution election allowed the Participant to select a lump sum or up to ten (10) annual installments for his Account. The distribution election received by the Administrator as of December 31, 2005 is irrevocable.